Exhibit 99.1

TRIUS THERAPEUTICS REPORTS 2011 THIRD QUARTER FINANCIAL RESULTS

San Diego, CA, November 10, 2011 – Trius Therapeutics, Inc. (Nasdaq: TSRX), a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibiotics for life-threatening infections, announced today its financial results for the third quarter ended September 30, 2011 and provided an update on recent key accomplishments for 2011.

Trius Third Quarter Key Accomplishments

•	Formed a strategic collaboration with Bayer Pharma AG (Bayer) to develop and commercialize tedizolid phosphate in Asia-Pacific and the emerging markets and received an upfront payment of $25.0 million

•	Obtained a second Special Protocol Assessment (SPA) with the Food and Drug Administration (FDA) for the second Phase 3 study of tedizolid phosphate

•	Completed enrollment in the Company’s first Phase 3 trial (the oral 112 study) in acute bacterial skin and skin structure infections (ABSSSI)

•	Commenced enrollment in the Company’s second Phase 3 trial in ABSSSI (the 113 IV to oral transition study) and earned a $2.0 million milestone under the Bayer collaboration

At September 30, 2011, Trius had cash, cash equivalents and short-term investments totaling $69.5 million.

For the three months ended September 30, 2011, Trius reported net income of $14.3 million, or $0.49 per fully diluted share outstanding, compared to a net loss of $8.5 million, or $0.57 per basic share outstanding, for the same period in 2010. Net income for the three months ended September 30, 2011 was due primarily to the license and collaboration revenues recognized from our partnership with Bayer which Trius entered into in July 2011.

For the nine months ended September 30, 2011, Trius reported a net loss of $5.7 million, or $0.22 per basic share outstanding, compared to a net loss of $15.1 million, or $2.71 per basic share outstanding, for the same period in 2010. The decrease in the net loss for the nine months ended September 30, 2011 was due primarily to the license and collaboration revenues recognized from the Company’s partnership with Bayer. The decrease in the net loss per share for the nine months ended September 30, 2011 was primarily due to the increase in shares outstanding resulting from the Company’s Initial Public Offering (IPO) which occurred in August 2010 and Trius’ private placement financing in May 2011.

Revenues for the three months ended September 30, 2011 increased to $30.4 million compared to $1.9 million for the same period in 2010. For the nine months ended September 30, 2011, revenues were $36.0 million compared to $5.5 million for the same period in 2010. The increase in revenues during the three and nine months ended September 30, 2011 was largely a result of revenues from the Company’s collaboration with Bayer which included a one-time payment of $25.0 million due upon the commencement of the collaboration and a $2.0 million milestone payment earned under the collaboration. These results for the three months ended September 30, 2011 are not necessarily indicative of future periods.

Research and development expenses for the three months ended September 30, 2011 were $14.9 million compared to $6.0 million for the same period in 2010. For the nine months ended September 30, 2011 and 2010, research and development expenses were $35.7 million and $13.7 million, respectively. The increase in research and development expenses was primarily related to higher costs due to the Company’s Phase 3 clinical program for tedizolid phosphate.

General and administrative expenses for the three months ended September 30, 2011 increased to $3.7 million compared to $1.3 million for the same period in 2010. For the nine months ended September 30, 2011 and 2010, general and administrative expenses were $8.6 million and $3.5 million, respectively. The increase in general and administrative expenses was primarily due to additional personnel costs, expenses related to partnering activities due to the negotiation of the Company’s collaboration agreement with Bayer and costs from operating as a publicly traded company.

As of November 4, 2011, Trius had 28,555,800 shares outstanding.

“We are pleased to report our consistent achievement of objectives since our IPO in August 2010,” said Jeffrey Stein, Ph.D., President and Chief Executive Officer of Trius. “We look forward to continuing our track record of solid execution in our clinical trials and company development.”

About Trius Therapeutics

Trius Therapeutics is a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibiotics for life-threatening infections. The company’s lead investigational drug, tedizolid phosphate, is an IV and orally administered second generation oxazolidinone in Phase 3 clinical development for the treatment of ABSSSI. Trius has two Special Protocol Assessments with the FDA for its two Phase 3 ABSSSI trials and has partnered with Bayer Pharma AG for the development and commercialization of tedizolid phosphate outside of the U.S. and the European Union. In addition to the company’s tedizolid phosphate clinical program, Trius is currently conducting three preclinical programs using its proprietary discovery platform to develop antibiotics to treat infections caused by gram-negative bacteria. For more information, visit www.triusrx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding Trius’ ability to successfully complete its ongoing clinical trials and development programs. Risks that contribute to the uncertain nature of the forward-looking statements include: Trius’ ability to obtain additional financing; the accuracy of Trius’ estimates regarding expenses, future revenues and capital requirements; the success and timing of Trius’ preclinical studies and clinical trials; regulatory developments in the United States and foreign countries; changes in Trius’ plans to develop and commercialize its product candidates; Trius’ ability to obtain and maintain intellectual property protection for its product candidates; and the loss of key scientific or management personnel. These and other risks and uncertainties are described more fully in Trius’ most recent Form 10-K, Forms 10-Q and other documents filed with the United States Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings. All forward-looking statements contained in this press release speak only as of the date on which they were made. Trius undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Trius Therapeutics, Inc.

Statements of Operations

(In thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Revenues:
Contract research	$2,995	$1,940	$8,568	$5,511
Collaboration and license fees	27,441	—	27,441	—

Total revenues	30,436	1,940	36,009	5,511
Operating expenses:
Research and development	14,903	6,039	35,722	13,675
General and administrative	3,731	1,296	8,550	3,527

Total operating expenses	18,634	7,335	44,272	17,202

Income (Loss) from operations	11,802	(5,395)	(8,263)	(11,691)
Other income (expense):
Interest income	5	1	19	1
Interest expense	—	(3,095)	—	(3,889)
Fair value adjustment of stock warrant liability	2,504	(9)	2,504	467
Other income (expense)	—	1	1	(1)

Total other income (expense)	2,509	(3,102)	2,524	(3,422)

Net income (loss)	14,311	(8,497)	(5,739)	(15,113)
Accretion of deferred financing costs on redeemable convertible preferred stock	—	(3)	—	(17)

Net income (loss) attributable to common stockholders	$14,311	$(8,500)	$(5,739)	$(15,130)

Net income (loss) per share, basic	$0.50	$(0.57)	$(0.22)	$(2.71)

Weighted-average shares outstanding, basic	28,527	14,834	25,816	5,568

Net income (loss) per share, diluted	$0.49	$(0.57)	$(0.22)	$(2.71)

Weighted-average shares outstanding, diluted	29,477	14,834	25,816	5,568

Trius Therapeutics, Inc.

Balance Sheets

(In thousands except share and per share data)

	September 30, 2011	December 31, 2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$32,447	$14,515
Short-term investments, available-for-sale	37,079	30,823
Accounts receivable	4,721	1,832
Prepaid expenses and other current assets	1,824	1,389

Total current assets	76,071	48,559
Property and equipment, net	930	701
Other assets	25	240

Total assets	$77,026	$49,500

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,857	$2,147
Accrued liabilities and other	5,176	1,661
Common stock warrant liability	6,178	—
Current portion of deferred revenue	431	—

Total current liabilities	15,642	3,808
Deferred revenue	—	238

Total liabilities	15,642	4,046

Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value; 10,000,000 shares authorized at September 30, 2011 and December 31, 2010; no shares issued and outstanding at September 30, 2011 and December 31, 2010	—	—
Common stock, $0.0001 par value; 200,000,000 shares authorized at September 30, 2011 and December 31, 2010; 28,549,789 and 23,648,646 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	4	3
Additional paid-in capital	144,251	122,593
Accumulated other comprehensive income	10	—
Accumulated deficit	(82,881)	(77,142)

Total stockholders’ equity	61,384	45,454

Total liabilities and stockholders’ equity	$77,026	$49,500

# # # #

Public Relations Contact:	Investor Relations Contact:
Jason Spark at Canale Communications, Inc.	Stefan Loren at Westwicke Partners, LLC
jason@canalecomm.com	sloren@westwicke.com
619-849-6005	443-213-0507